FOR IMMEDIATE RELEASE

CONTACTS:
Ann Parker
Director of Corporate Communications
LodgeNet Entertainment Corporation
605-988-1000
communications@lodgenet.com

ST. VINCENT’S HOSPITAL GOES LIVE WITH
HORIZON PATIENTVISION SYSTEM

LodgeNet Announces First Healthcare System Launch

     NEW YORK, NY, December 9, 2004 – LodgeNet Entertainment Corporation, one of the world’s largest providers of interactive television systems and broadband services to the hospitality industry, announced today that St. Vincent’s Hospital in Birmingham, AL, has become the first healthcare provider to launch Horizon PatientVision™ in its patient rooms. Through a relationship with McKesson, Horizon PatientVision allows patients to access hospital information, patient education, patient services and on-demand entertainment, including movies, music and games. The system can also be used to complete patient surveys and submit patient requests.

     Speaking during a presentation at the UBS Media Week Conference in New York City, LodgeNet president and CEO Scott C. Petersen explained that the installation marks the first deployment under LodgeNet’s new healthcare model under which hospitals purchase the interactive television system. LodgeNet provides recurring support for entertainment content, software maintenance and technical field service.

     “We are adding value not only for the hospital, its patients and their visitors, but also for our shareholders as we take the first steps in this initiative that has solid prospects for expanding our business into another major market,” said Petersen. “The reports we have received on the installation and patient usage at St. Vincent’s have clearly validated our decision to leverage our extensive experience in designing and delivering interactive TV solutions for multi-room environments into the healthcare space.” St. Vincent’s, a member of the Ascension Health Corporation, has been designated as one of the most wired hospitals in America by a leading healthcare publication.

     Petersen added that LodgeNet will continue to work with McKesson to install Horizon PatientVision at additional hospitals in the coming months. “We hope to have systems installed in approximately 10 hospitals by the end of 2005, with the prospect of having 100 hospitals installed by the end of 2007,” he said.

     With the healthcare industry focusing more attention on patient amenities and market differentiation, Horizon PatientVision can offer care facilities a number of entertainment, education and information options for patients and their families that can be delivered on a unique mix of devices including traditional televisions, bedside touch-screen devices and others.

About LodgeNet

     LodgeNet Entertainment Corporation is one of the world’s largest providers of interactive television systems and broadband services to hotels, including resort and casino hotels, throughout the United States and Canada as well as select international markets. These services include on-demand movies, music and music videos, Nintendo® video games, Internet on television, and other interactive television services, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million rooms, including 985,000 interactive guest pay rooms, in more than 5,900 hotel properties worldwide. LodgeNet estimates that during 2003 more than 260 million travelers had access to LodgeNet’s interactive television systems. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

     NOTE: This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms and LodgeNet products and services; competitive conditions in the lodging and healthcare industries; technological developments, developmental difficulties and delays; relationships with clients and property owners; changes in the Company’s relationships with strategic partners; potential effects of litigation; the availability of capital to finance growth; the impact of government regulations; and other factors detailed, from time to time, in the Company’s filings with the Securities and Exchange Commission. We do not undertake any obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.

     LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. Other names and brands may be claimed as the property of others. All rights reserved.